EXHIBIT 10.39
[letterhead of International Wire Group, Inc.]
March 26, 2007
William Lane Pennington
Suite 260
2431 East 61st Street
Tulsa, OK 74114
Dear Lane:
     We are writing to confirm that, by written consent of the Board of Directors International Wire Group, Inc. dated December 29, 2006, your term as Vice Chairman has been extended through December 31, 2007. Your cash compensation will remain $175,000 annually. Additionally, your company-provided medical and other insurance benefits will continue and your stock options are unaffected.
     If the foregoing is correct, please so indicate by signing this letter in the space provided below.
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Very truly yours,
INTERNATIONAL WIRE GROUP, INC.
By:	/s/ Rodney D. Kent
Name: Rodney D. Kent
Title: Chief Executive Officer

AGREED AND ACCEPTED
March 28, 2007:

WILLIAM LANE PENNINGTON

/s/ William Lane Pennington